Exhibit 10.2
The following summarizes the 2007 CFO, General Counsel and Controller compensation arrangements:

Joseph A. Schenk
Executive Vice President and Chief Financial Officer:

Salary:	$275,000
2007 Annual Bonus Range:	$725,000 — $3,058,333
Long-term Equity Incentive:	None

Lloyd H. Feller
Executive Vice President, General Counsel and Secretary

Salary:	$500,000
2007 Annual Bonus Range:	$400,000 — $1,300,000
Long-term Equity Incentive:	18,271 restricted stock units, valued at $1 million, were granted in February of 2006 representing part of the executive’s 2006 through 2010 compensation. The restricted stock units were subject to 2006 performance criteria and vest 20% on each of February 1, 2007, February 1, 2008, February 1, 2009, February 1, 2010 and December 15, 2010.

Maxine Syrjamaki
Controller and Executive Vice President

Salary:	$250,000
2007 Bonus Draw:	$38,500
Long-term Equity Incentive:	None
Other than the guaranteed bonus amounts for Messrs. Schenk and Feller of $725,000 and $400,000, respectively, the initial amounts of the 2007 bonuses for Messrs. Schenk and Feller will be dependent on earnings per share, return on equity and pre-tax profit margin. These financial measures are to be calculated using consolidated after-tax earnings from continuing operations of Jefferies Group, Inc. All financial results will be adjusted to add back the negative effect of extraordinary transactions (e.g. mergers, acquisitions, or divestitures), if any, occurring during 2007. Formulas were approved by the Compensation Committee for Messrs. Schenk and Feller which provide for the guaranteed minimum bonus if minimum threshold levels of performance are not achieved and maximum bonus if performance equals or exceeds the top performance threshold level. In all, six threshold levels of performance and corresponding bonus amounts were approved for each of Messrs. Schenk and Feller by the Compensation Committee. Company performance falling between set threshold levels of performance will result in an amount of bonus interpolated between such set threshold levels of performance. The Compensation Committee reserved the right to take into consideration additional performance measures in determining whether to reduce calculated bonus awards. However, the Compensation Committee does not have discretion to increase calculated bonus awards.